EXHIBIT 10.19

[Oxboro Letterhead]

February 10, 1999

Matthew E. Bellin
8270 Havelock Court
Apple Valley, Minnesota 55337

Dear Matthew:

I am pleased to confirm this offer of employment at Oxboro-Medical International Incorporated. A summary of your offer is:

Position;

The position being offered is President/Chief Operating Officer. This position will report to the Oxboro Board of Directors.

Compensation:

Your salary will be $3,846.16 per pay period, $100,000 annualized. Your salary will be reviewed one year after your start date.

You will be eligible for a annual performance bonus of 20 percent of your base pay based on mutually acceptable objectives.

Benefits:

After 30 days of full time employment, certain benefits will be available to you. I have included information for your review. You will receive 3 weeks paid vacation per year.

Employee Non-Compete and Confidentiality Agreement;

I have enclosed a copy of the non-compete and confidentiality agreement. Signing this agreement is a condition of your employment with the Company. We encourage you to review the agreement or obtain a legal opinion of you so desire.

You will be required to represent and warrant that as of the date when you commence the employment, you are not a party to any agreement which would restrict or prohibit you from undertaking or performing any of the duties of your employment at Oxboro. Such provision will also require you to warrant that, by virtue of entering into your in non-compete and confidentiality agreement, you will not be in breach of any agreement binding upon you. If you to the best of your knowledge, will not be able to make these representations and warranties to the company, you should not execute this offer letter.

Stock Options;

During your employment, you will receive options to purchase 100,000 shares of Oxboro common stock over a five year vesting. The price for the options will be $1.50 per share The vesting schedule is as follows;

                        20,000 shares after 12 full months of employment
                        20,000 shares after 24 full months of employment
                        20,000 shares after 36 full months of employment
                        20,000 shares after 48 full months of employment
                        20,000 shares after 60 full months of employment

Start Date

Your start date will be February 15, 1999

Please acknowledge your acceptance to this offer by signing below and returning it to me. On behalf of the Board of Directors we are looking forward to having you join our company and working with you. I believe it will be a mutually rewarding relationship. If you have any questions you can telephone me at (612) 753-0594.

Sincerely yours,

Robert S. Garin
Chairman of the Board

Enclosures:	Benefits information Employee Non-Compete/Confidentiality Agreement

I agree to accept this offer of employment as stated and understand that this offer is for employment at will.

/s/ Matthew E. Bellin Matthew E. Bellin	February 10, 1999 Date